Exhibit 10.1

Execution Copy

First Amendment to the Employment Agreement of Julie Jacobs

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”), by and between AOL Inc., a Delaware corporation (the “Company”) and Julie Jacobs (“Executive”) is made and entered into as of March 30, 2011 (the “Effective Date”).

WHEREAS, Executive and the Company’s entered into an employment agreement dated as of June 11, 2010 (the “Employment Agreement”); and

WHEREAS, the Company has agreed to change certain terms of the Executive’s compensation and desires to amend the Employment Agreement to reflect these changes.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Paragraph 4A of the Employment Agreement is hereby replaced with the following:

Base Salary. During the Employment Term and effective as of April 1, 2011, Company shall pay Employee a base salary at the rate of no less than $20,833.34 semi-monthly, less applicable withholdings, which is $500,000.16 on an annual basis (“Base Salary”). Employee’s Base Salary will be reviewed annually during the Employment Term and may be increased based on Employee’s individual performance or increases in competitive market conditions. Employee’s Base Salary may be decreased upon mutual consent of Company and Employee.

2. Paragraph 4B of the Employment Agreement is hereby replaced with the following:

Annual Bonus Plan. In addition to Employee’s Base Salary, Employee will be eligible to participate in the Company’s Annual Bonus Plan (“ABP”), pursuant to its terms as determined by the Company from time to time. Pursuant to the ABP, the Company will review its overall performance and Employee’s individual performance and will determine Employee’s bonus under the ABP, if any (“Bonus”). Although as a general matter in cases of satisfactory individual performance, the Company would expect to pay a Bonus at the target level provided for in the ABP where the Company has met target performance with respect to the financial metrics measuring performance for a given year, the Company does not commit to paying any Bonus, and Employee’s Bonus may be negatively affected by the exercise of the Company’s discretion or by overall Company performance. Although any Bonus (and its amount, if a Bonus is paid) is fully discretionary, effective as of January 1, 2011, the Employee’s target Bonus for each fiscal year during the Term as a percentage of your Base Salary is 100% percent.

3. Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

4. Entire Agreement. The Employment Agreement (as amended by this Amendment) contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, written or oral, between the parties with respect thereto.

5. Employment Agreement Terms. Except as provided in this Amendment, all terms and conditions of the Employment Agreement shall remain in effect and shall not be altered by this Amendment.

[Signature page to Amendment follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

AOL Inc.

/s/ Kathy Andreasen
Kathy Andreasen
Chief People Officer

/s/ Julie Jacobs
Julie Jacobs

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